Exhibit 10.15

BUSINESS LOAN AGREEMENT

The undersigned, Liberty Renewable Fuels LLC, a Delaware limited liability company (“Liberty”) whose address is 3508 E. M-21, P.O. Box 335, Owosso, Michigan 48867 has requested from Fifth Third Bank, a Michigan banking corporation (“Fifth Third”) whose address is 1000 Town Center, Suite 1400, Southfield, Michigan 48075 and Fifth Third agrees to make, or has made, as of this 3rd day of January, 2007, the financial accommodation described below (the “Letter of Credit”) under the terms and conditions set forth in this Business Loan Agreement (the “Agreement”).

ACCORDINGLY, the parties agree as follows:

SECTION I. THE LETTER OF CREDIT

Commercial Letter of Credit dated January 3, 2007, in the maximum amount of One Million Six Hundred Thirty-Four Thousand and 00/100 ($ 1,634,000.00) Dollars.

SECTION II. PURPOSE

The Letter of Credit to be used for business purposes only and specifically, the Letter of Credit will be used to support funding for the preliminary site development to be performed by Fisher Contracting Company prior to the commencement of construction of a 100 million gallon per year dry mill corn-processing ethanol plant.

SECTION III. REPRESENTATIONS AND WARRANTIES

Liberty represents and warrants to Fifth Third as follows:

3.1	Liberty is a:

☐	a. Corporation
☒	b. Limited Liability Company (L.L.C.)
☐	c. Limited Partnership

duly organized and validly existing and in good standing under the laws of the State of Delaware.

3.2	The President and C.E.O. of Liberty signing this Agreement is duly authorized to execute and deliver the Letter of Credit related documents on behalf of Liberty; the execution, delivery, and performance of the Letter of Credit related documents have been duly authorized by appropriate action of Liberty and will not violate any law, rule, judgement, order, agreement, or instrument to which Liberty is a party or by which it is bound; and the Letter of Credit related documents have been duly executed and delivered by, and are the valid and binding obligations of Liberty enforceable in accordance with their terms.

3.3	All financial information provided to Fifth Third has been prepared and will continue to be prepared in accordance with GAAP and fully and fairly presents the financial condition of Liberty and there has been no material change in Liberty’s business, property, or condition since the date of Liberty’s latest financial statement.

3.4	Liberty owns and has good title to all of its property, and there are no liens or encumbrances on any of Liberty’s property, except as have been disclosed to Fifth Third in writing prior to the date of this Agreement and as are identified and listed in an attachment to this Agreement.

3.5	There are no suits or proceedings pending in any court, government agency, or arbitration panels or to Liberty’s knowledge, threatened against Liberty, which may result in any Material Adverse Effect.

3.6	All of Liberty’s real and personal property, and all operations and activities thereon, are in compliance with all Environmental Laws; and none of Liberty’s real or personal property is (a) contaminated by, or the site of, the disposal or release of any Hazardous Substance; (b) the source of any contamination of any groundwater or surface water; or (c) the source of any air emissions in excess of any legal limit now or hereafter in effect.

SECTION IV. LETTER OF CREDIT

4.1	So long as there shall not have occurred any event of default as defined in Section IX of this Agreement, Fifth Third shall continue to extend the Letter of Credit for the benefit of Liberty and Wilcox Design-Build, LLC for work to be performed by Fisher Contracting Company on Bid Package No. 1 (Earthwork and Utilities).

4.2	The Letter of Credit shall be evidenced by and payable with interest in accordance with the terms of the Letter of Credit related documents that Liberty shall execute and deliver to Fifth Third.

SECTION V. [Intentionally omitted]

SECTION VI. AFFIRMATIVE COVENANTS

From the date of this Agreement and until Fifth Third has no further obligation under the Letter of Credit or under this Agreement, Liberty shall:

6.1	Furnish to Fifth Third, in a form acceptable to Fifth Third:

A.	A copy of Liberty’s Balance Sheet within 5 business days from the date Fifth Third requests same.

B.	A copy of Liberty’s Investor Package within 5 business days from the date Fifth Third requests same.

6.2	Promptly furnish to Fifth Third such additional information and reports concerning Liberty’s business, property, and financial condition as Fifth Third shall request, and permit Fifth Third to inspect Liberty’s books, property and records during normal business hours.

6.3	Promptly notify Fifth Third in writing of any litigation, governmental proceeding, default or any other occurrence, which may have a Material Adverse Effect.

6.4	Maintain Liberty’s existence in good standing in the State of Delaware and its qualifications in good standing in Michigan and every other jurisdiction in which the failure to be so qualified or authorized to do business would have a Material Adverse Effect; continue to conduct and operate its business substantially as presently conducted and operated; and comply with all governmental laws, rules, regulations and orders applicable to it, the failure to comply with which would have a Material Adverse Effect.

6.5	Maintain insurance, including, but not limited to, fire and extended coverage insurance, workers’ compensation insurance, and casualty and liability insurance with responsible insurance companies on such of its properties and against such risks and in such amounts as is customarily maintained by similar businesses; furnish to Fifth Third upon its request the details with respect to that insurance and satisfactory evidence of that insurance coverage. Each insurance policy shall be so written or endorsed as to make losses, if any, payable to Liberty and Fifth Third as their respective interest may appear and shall include a mortgage clause or endorsement in favor of Fifth Third in form and substance satisfactory to Fifth Third.

6.6	Promptly pay all taxes, levies, and assessments due to all local, State and Federal taxing authorities.

6.7	Comply in all material respect with the requirements of ERISA, including, without limitation, all provisions regarding minimum funding requirements and requirements as to plan termination insurance; within 30 days after it is filed, furnish to Fifth Third a copy of each annual report and annual return, as well as all schedules and attachments required to be filed with the Department of Labor or the Internal Revenue Service pursuant to ERISA in connection with each of its Plans for each Plan year; notify Fifth Third immediately of any fact, including, but not limited to any “reportable event” (as defined in Title IV of ERISA) arising in connection with any of its Plans, that might be grounds for termination thereof by the Pension Benefit Guaranty Corporation (“PBGC”) or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, together with a statement, if requested by Fifth Third, as to the reason therefor and the action, if any, proposed to be taken with respect thereto; and furnish to Fifth Third, upon its request, any additional information concerning any of its Plans that Fifth Third may reasonably request.

6.8	Notify Fifth Third in writing within 10 days after receipt whenever Liberty receives notice of the commencement of (a) formal proceedings or any investigation by a federal or state environmental agency against Liberty regarding Liberty’s compliance with Environmental Laws, or (b) any other judicial or administrative proceeding or litigation commenced by or against Liberty.

SECTION VII. NEGATIVE COVENANTS

From the date of this Agreement and until Fifth Third has no further obligation under the Letter of Credit or under this Agreement, Liberty will not without the prior written consent of Fifth Third:

7.1	Change Liberty’s name, fiscal year, or method of accounting except as required by GAAP, and except that Liberty may change its name if Liberty has given Fifth Third 60 days prior written notice and taken such action as Fifth Third deems necessary to continue the perfection of Fifth Third’s security interest and liens.

7.2	Become a contributing employer with respect to a multi-employer benefit plan within the meaning of Section 3(37)(A) of ERISA (29 U.S.C. 1002), as amended, by Section 302 of the Multi-Employer Pension Plan Amendments Act of 1980; or establish for any of its employees any employee benefit plan that has, or may in the future incur, any un-funded past service liability.

SECTION VIII. COLLATERAL

As security for amounts due from Liberty to Fifth Third under this Agreement, Liberty has previously granted, or shall grant or cause to be granted to Fifth Third, the following interests and agreements which are incorporated by reference into this Agreement:

8.1	Security Agreement granting to Fifth Third a valid first priority security interest in all of Liberty’s presently owned or hereafter acquired:

☒	a. Deposit Account #7910273908;

☐	b. Inventory;

☐	c. Equipment and Fixtures;

☐	d. Farm Products and Inventory;

☐	e. Instruments, Securities, Consumer Goods;

8.2	Deposit Account Control Agreement granting to Fifth Third a dominion and control over and a valid first priority security interest in Deposit Account #7910273908 which shall contain a minimum of One Million Six Hundred Thirty-Four Thousand and 00/100 ($1,634,000.00) Dollars at all times.

SECTION IX. EVENTS OF DEFAULT

  The following shall be events of default under this Agreement:

9.1	If Liberty shall default in the payment of any amounts which are properly present for payment under the Letter of Credit provided for under this Agreement or if Liberty shall default in the payment of principal or interest on any other indebtedness now or later owed to Fifth Third, when due and payable, whether by acceleration or otherwise.

9.2	If Liberty shall fail to perform any of its other obligations or comply with any of the terms, conditions, and covenants contained in this Agreement, or any Letter of Credit related documents given under this Agreement or later given to Fifth Third by Liberty or any third-party to secure any indebtedness now or later owning by Liberty to Fifth Third.

9.3	If Liberty shall default in the payment of any Indebtedness owing to any other firm, person, or entity.

9.4	If any warranty or representation made in this Agreement, or in any other Letter of Credit Document, or any statement or representation made in any certificate, report, or other document delivered pursuant to this Agreement, shall be false or inaccurate in any material respect when made.

9.5	If Liberty shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (b) be unable to pay its debts as they become due; (c) make a general assignment for the benefit of its creditors; (d) commence a voluntary case under the Federal Bankruptcy Code; (e) file a petition to take advantage of any other law providing for the relief of debtors; (f) be named as debtor in any proceeding under the Federal Bankruptcy Code; or (g) take any action for the purpose of effecting any of the foregoing.

9.6	If the Collateral and its value or Fifth Third’s rights with respect to the Collateral are materially impaired in any way, or if any guaranty becomes unenforceable or any guarantor denies liability under a guaranty executed pursuant to this Agreement.

SECTION X. REMEDIES

The following are remedies of default:

10.1	Upon occurrence of any Event of Default, Fifth Third may access the Cash Collateral provided under the Deposit Account Control Agreement for the purpose of curing any and all Events of Default without prior demand or notice.

10.2	Upon the occurrence of any Event of Default, Fifth Third shall have the right to apply any or all of Liberty’s bank accounts (including the Deposit Account) or any other property held by Fifth Third, against any indebtedness of Liberty to Fifth Third.

10.3	No delay or failure of Fifth Third to exercise, and no delay in exercising, any right shall operate as a waiver of that right or as a waiver of any other right.

10.4	The remedies provided for in this Agreement are cumulative and not exclusive, and Fifth Third may exercise any remedies available to it at law or in equity as provided in any Letter of Credit Documents or other agreement between Liberty and Fifth Third.

SECTION XI. DEFINITIONS

11.1	“Agreement” means this Letter of Credit Agreement.

11.2	“Contamination” means, when used with reference to any real or personal property, that a “Hazardous Substance” is present on or in the property in any amount or level.

11.3	“Current Assets” and “Current Liabilities” mean all assets or liabilities, respectively, that in accordance with GAAP, should be so classified on a balance sheet of Liberty.

11.4	“Eligible Inventory” means inventory owned by Liberty and located at 3508 E. M-21, P.O. Box 335, Owosso, Michigan 48867, or at such other location(s) as Fifth Third shall approve in writing, and in which Fifth Third holds a valid, perfected security interest having priority over all other liens and is valued at the lower of cost or market.

11.5	“Equipment” means the net book value of Liberty’s equipment, wherever located and whether now owned or later acquired, computed accordance to GAAP.

11.6	“Environmental Laws” means all applicable laws, ordinances, rules, regulations, and orders that regulate or are intended to protect public health or the environment, or that establish liability for the investigation, removal, or cleanup of, or damage caused by any Contamination including, without limitation, any law, ordinance, rule, regulations, or order that regulates, or prescribes requirements for, air quality, water quality, or the disposition, transportation, or management of waste materials or toxic substances.

11.7	“ERISA” means the Employment Retirement Income Security Act of 1974, as now and later amended, together with all regulations issued pursuant thereto.

11.8	“GAAP” means generally accepted accounting principles, consistently applied.

11.9	“Hazardous Substance” means any product or waste that is now or later regulated by or subject to any Environmental Laws and any other pollutant, contaminant, or waste, including, without limitation, asbestos and polychlorinated biphenyls.

11.10	“Indebtedness” means indebtedness for borrowed money, indebtedness representing the deferred price of property, obligations under notes payable or drafts accepted representing extensions of credit, and includes any indebtedness secured by mortgages, security interests, or other liens on property owned by Liberty.

11.11	“Letter of Credit Documents” means this Agreement, each Note, each collateral document, and any other agreements or documents required to be executed now or later under the terms of this Agreement.

11.12	“Material Adverse Effect” means any material adverse effect whatsoever upon (a) the validity, performance, or enforcement of any of the Letter of Credit Documents, (b) the properties, contracts, business operations, prospects, profits, or condition (financial or otherwise) of Liberty , or (c) the ability of Liberty or Guarantor to fulfill their respective obligations under the Letter of Credit Documents.

11.13	“Net Current Accounts Receivable” means, as of the relevant date of determination, those trade accounts arising in the ordinary course of business that: (a) shall be due and payable within ninety (90) days from the invoice date, (b) have been validly assigned to Fifth Third, (c) strictly comply with all of Liberty’s warranties and representations to Fifth Third in the Letter of Credit Documents, and, (d) with regard to which Liberty strictly complies with its covenants with Fifth Third in the Letter of Credit Documents; provided that Net Current Accounts Receivable shall not include the following: (i) Accounts with respect to which the Debtor is a shareholder, member, partner officer, director, employee or agent of Liberty, or a entity more than 5% of the voting ownership of which is owned by any of such persons; (ii) Accounts with respect to which the Debtor is not a resident of the United States; (iii) Accounts with respect to which the Debtor is the United States or any department, agency or instrumentality of the United States unless Liberty has assigned its interests in such Accounts to Fifth Third pursuant to Federal Assignment of Claims Act or Fifth Third has expressly waived that requirement with respect to specific receivables; (iv) Accounts with respect to which the Debtor is any State of the United States or any city, town municipality or division thereof that requires Liberty to support its obligations to such Debtor with a performance bond issued by a surety company; (v) Accounts with respect to which the Debtor is a subsidiary of, related to, affiliated or has common officers or directors with Liberty; (vi) any Accounts of a particular Debtor if Liberty is or may become liable to that Debtor for goods sold or services rendered by that Debtor to Liberty; (vii) any Accounts owed by a particular Debtor, other than the U.S. Government, or a department or agency thereof, which exceeds 20% of all Eligible Accounts; (viii) any and all Accounts owed by a particular Debtor when 25% or more of the total Accounts of such Debtor are more than ninety (90) days old from the invoice date; (ix) any Accounts owed by a Debtor who does not meet Fifth Third’s standards of creditworthiness, in Fifth Third’s sole credit judgment exercised in good faith; (x) any Accounts owed by any Debtor which has filed or has had filed against it a petition for Bankruptcy, insolvency, reorganization or any other type of relief under insolvency laws; (k) any Accounts owed by a Debtor which has made an assignment for the benefit of creditors; and (xi) any Accounts deemed to be ineligible by Fifth Third based upon credit and collateral considerations as Fifth Third may deem appropriate, in Fifth Third’s sole judgment exercised in good faith.

11.14	“Note” means any Term Note or Revolving Credit Note and any other form of promissory note executed and delivered by Liberty under the terms of this Agreement, together with any renewals, extensions, or modifications thereof.

11.15	“Plan” means an employee pension benefit plan or other plan with respect to which Liberty or any Affiliate is an “employer” or “party in interest”, as those terms are defined in ERISA.

11.16	“Stockholders’ Equity” means, at any time the sum of the following accounts set forth in a balance sheet of Liberty; in accordance with GAAP.

11.17	“Tangible Net Worth” means, at any time, the excess of total assets over total liabilities (including subordinated debt, if any), both calculated in accordance with GAAP; excluding, however, from the calculation of total assets all assets which would be classified as intangible assets under GAAP, including, without limitation (a) goodwill, including any amounts, however designated on a balance sheet of Liberty, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of Liberty; (b) patents, licenses, trademarks, trade names, copyrights, mailing lists, catalogues, and franchises; (c) organizational expenses and treasury stock; (d) Letter of Credits and advances to stockholders, directors, officers, or employees or any of their affiliates; (e) prepaid expenses; (f) bond discounts and underwriting expenses, (g) other intangible assets; and (h) the following:

11.18	“Total Liabilities” means all indebtedness that, in accordance with GAAP, is required to be classified as liabilities on a balance sheet of Liberty.

11.19	“Working Capital” means, at any time, the amount by which Current Assets exceed Current liabilities.

SECTION XII. MISCELLANEOUS

12.1	Liberty shall pay all out-of-pocket expenses incurred by Fifth Third, including, but not limited to, attorney fees, insurance premiums, cost of lien perfection, and any expenses of Fifth Third in connection with the preparation of the Letter of Credit Documents, the enforcement of Fifth Third’s rights and remedies under the Letter of Credit Documents and any other agreement between Liberty and Fifth Third.

12.2	Upon execution of this Agreement, Liberty shall pay to Fifth Third a non-refundable Fee in the amount of $ , which includes the applicable Letter of Credit Processing Fee.

12.3	This Agreement and the rights and obligations of the parties under this Agreement shall be governed and interpreted in accordance with the laws of the State of Michigan.

12.4	Any and all notices or other communications required or permitted under this Agreement shall be in writing, and addressed to Liberty at the address identified in the first paragraph of this Agreement.

12.5	This Agreement shall be binding upon and shall inure to the benefit of Liberty and Fifth Third and their respective successors an assigns.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Accepted by:	Signed by:

Fifth Third Bank	Liberty Renewable Fuels LLC,
a Michigan banking corporation	a Delaware limited liability company

By:	/s/ Lori A. Mazurek	By:	/s/ David M. Skjaerlund
	Lori A. Mazurek		David M. Skjaerlund
	Its: Vice-President and Team Lead		Its: President and C.E.O.

Prepared by:

John R. Tucker, Esq. (P-37348)

Winegarden, Haley, Lindholm & Robertson, P.L.C.

G-9460 S. Saginaw Street, Suite A

Grand Blanc, Michigan 48439

(810) 767-3600